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                                                                    EXHIBIT 21.1


             Newfield Exploration Company -- Listing of Significant
                      Subsidiaries as of February 29, 2000


     Exact Name of Subsidiary and Name                Jurisdiction of
    Under Which Subsidiary Does Business        Incorporation or Organization
    ------------------------------------        -----------------------------

    Newfield International Holdings Inc.                 Bahamas
    Newfield Australia Inc.                              Bahamas
    Newfield International (Australia) Pty Ltd          Australia
    Newfield Exploration Australia Limited              Australia
    Newfield Australia (Cartier) Pty Ltd                Australia